Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:             John Hulbert, Investors, (612) 761-6627

Erin Conroy, Media, (612) 761-5928

Target Media Hotline, (612) 696-3400

Target Corporation Announces Pricing of Pending Maximum Tender Offers

MINNEAPOLIS (April 18, 2016) — Target Corporation (“Target”) (NYSE:TGT) announced today the consideration payable in connection with its previously announced tender offers (the “Maximum Tender Offers”), which commenced on April 4, 2016 to purchase up to $380,335,649 (the “Long-Dated Notes Maximum Payment Amount”) of the Long-Dated Notes (as defined below) and up to $800,000,000 (the “Short-Dated Notes Maximum Payment Amount”) of the Short-Dated Notes (as defined below, and collectively with the Long-Dated Notes, the “Securities” and each a “series” of Securities). The Maximum Tender Offers will expire at 11:59 p.m., New York City time, on April 29, 2016 unless extended (such date and time, as the same may be extended, the “Maximum Tender Expiration Date”). The Maximum Tender Offers are being made solely pursuant to the offer to purchase and the related letter of transmittal, each dated April 4, 2016 (as they may be amended or supplemented, the “Offer Documents”).

The table below sets forth the Total Consideration for each series of Securities.

Up to the Long-Dated Notes Maximum Payment Amount of the Outstanding Securities Listed Below (the “Long-Dated Notes”)
Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration(1)
7.000% Notes due 2038	87612EAU0	$868,577,000	1	3.000% due November 15, 2045	2.586%	+100 bps	$1,511.76
6.35% Debentures due 2032	87612EAK2	$550,000,000	2	3.000% due November 15, 2045	2.586%	+85 bps	$1,364.63
7.00% Debentures due 2031	87612EAF3	$218,332,000	3	3.000% due November 15, 2045	2.586%	+85 bps	$1,419.24
6.65% Debentures due 2028	239753DL7	$115,827,000	4	1.625% due February 15, 2026	1.778%	+150 bps	$1,337.83
6.75% Debentures due 2028	239753DJ2	$135,479,000	5	1.625% due February 15, 2026	1.778%	+150 bps	$1,334.24
Up to the Short-Dated Notes Maximum Payment Amount of the Outstanding Securities Listed Below (the “Short-Dated Notes”)
Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration(1)
6.000% Notes due 2018	87612EAS5	$1,250,000,000	1	0.875% due January 15, 2018	0.744%	+35 bps	$1,082.52
5.375% Notes due 2017	87612EAP1	$1,000,000,000	2	0.500% due April 30, 2017	0.576%	+12.5 bps	$1,046.37

(1)          Per $1,000 principal amount of Securities, and inclusive of the early tender payment of $30 per $1,000 principal amount. Holders will also receive accrued interest on Securities accepted for purchase, as further described below and in the Offer Documents.

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Target Corporation Announces Pricing of Pending Maximum Tender Offers – Page 2 of 3

Only Holders of Securities who validly tendered and did not validly withdraw their Securities at or prior to 5:00 p.m., New York City time, on April 15, 2016 (such date and time, the “Early Tender Date”) are eligible to receive the “Total Consideration” listed in the table above for Securities accepted for purchase. Withdrawal rights for the Maximum Tender Offers expired at the Early Tender Date. Holders of Securities who validly tender their Securities after the Early Tender Date but at or prior to the Maximum Tender Expiration Date will be eligible to receive only an amount equal to the Total Consideration for such series less $30 per $1,000 principal amount of such Securities.

Holders will also receive accrued and unpaid interest on Securities validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date Target makes payment in same-day funds for such Securities, which date is anticipated to be May 2, 2016.

Information Relating to the Maximum Tender Offers

Copies of the offer to purchase and letter of transmittal are available at the following web address: http://www.gbsc-usa.com/Target/. Holders may also obtain a copy of the Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Maximum Tender Offers, by calling toll-free at (866) 470-3900 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Maximum Tender Offers.

Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the dealer managers for the Maximum Tender Offers. Investors with questions regarding the Maximum Tender Offers may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to the Securities is making any recommendation as to whether holders should tender any Securities in response to any of the Maximum Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Securities, and, if so, the principal amount of Securities to tender.

Target Corporation Announces Pricing of Pending Maximum Tender Offers – Page 3 of 3

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Securities. The full details of the Maximum Tender Offers for the Securities, including complete instructions on how to tender Securities, are included in the Offer Documents. Holders are strongly encouraged to read carefully the Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,793 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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